UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Wabash National Corporation

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WABASH NATIONAL CORPORATION
1000 Sagamore Parkway South
Lafayette, Indiana 47905

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 15, 2008

To the Stockholders of Wabash National Corporation:

The 2008 Annual Meeting of Stockholders of Wabash National Corporation will be held at the Holiday Inn Select City Centre located at 515 South Street, Lafayette, Indiana 47901 on Thursday, May 15, 2008, at 10:00 a.m. local time for the following purposes:

1.	To elect eight members of the Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2008; and

3.	To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is currently not aware of any other business to come before the Annual Meeting.

Each outstanding share of Wabash National Corporation Common Stock (NYSE:WNC) entitles the holder of record at the close of business on April 1, 2008, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Shares of our Common Stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy. Management cordially invites you to attend the Annual Meeting.

IF YOU PLAN TO ATTEND

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 9:00 a.m. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

LAWRENCE M. CUCULIC
Senior Vice President, General Counsel and
Corporate Secretary

April 15, 2008

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, WE URGE YOU TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. PROMPTLY VOTING YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WILL SAVE US THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION. YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

WABASH NATIONAL CORPORATION
1000 Sagamore Parkway South
Lafayette, Indiana 47905

PROXY STATEMENT
Annual Meeting of Stockholders on May 15, 2008

This Proxy Statement is furnished on or about April 15, 2008 to stockholders of Wabash National Corporation (hereinafter, “we” “us” “Company” and “Wabash”), 1000 Sagamore Parkway South, Lafayette, Indiana 47905, in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held at the Holiday Inn Select City Centre located at 515 South Street, Lafayette, Indiana 47901, on Thursday, May 15, 2008 at 10:00 a.m. local time, (the “Annual Meeting”) and at any adjournments or postponements of the Annual Meeting.

ABOUT THE MEETING

What is The Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders. In addition, our management will report on our performance during 2007 and respond to questions from our stockholders.

Who is Entitled to Vote?

Only stockholders of record at the close of business on April 1, 2008 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on the Record Date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each share entitles its holder to cast one vote on each matter to be voted upon.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 1000 Sagamore Parkway South, Lafayette, Indiana 47905, from May 5, 2008 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Who can Attend the Annual Meeting?

All stockholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting. Alternatively, to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

What Constitutes a Quorum?

The presence at the Annual Meeting, in person or by valid proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. As of the Record Date, 30,708,781 shares of Common Stock, held by 1,012 stockholders of record, were outstanding and entitled to vote at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

How do I Vote?

You can vote on matters to come before the Annual Meeting in the following two ways:

•	You can attend the Annual Meeting and cast your vote in person; or

•	You can vote by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions. If you provide no instructions, the proxies will vote your shares according to the recommendation of the Board of Directors or, if no recommendation is given, in their own discretion.

What if I Vote and Then Change my Mind?

You may revoke your proxy at any time before it is exercised by:

•	Sending written notice of revocation addressed to the Corporate Secretary, Wabash National Corporation, P.O. Box 6129, Lafayette, Indiana 47903;

•	Sending in another duly executed proxy bearing a later date; or

•	Attending the Annual Meeting and casting your vote in person.

Your last vote will be the vote that is counted.

What are The Board’s Recommendations?

The Board recommends that you vote FOR election of the nominated slate of directors (see page 5), and FOR ratification of the appointment of our auditors (see page 32). Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the Board’s recommendation. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their own discretion.

What Vote is Required?

Our Bylaws provide that for the election of directors in uncontested elections, such as the one at the Annual Meeting, a nominee must receive a majority of the votes cast; accordingly, to be elected there must be more votes cast “FOR” a nominee than there are votes cast “AGAINST” such nominee.

The ratification of the appointment of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the year ending December 31, 2008 requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting.

Abstentions will have no effect on the election of the directors, but will have the same effect as a vote against the vote for the ratification of the appointment of E&Y.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may elect to exercise voting discretion with respect to the election of directors. Under New York Stock Exchange Rules, the proposals to elect directors and to ratify the appointment of our auditors are considered “discretionary” items. This means that brokerage firms may vote in their discretion on the election of directors and the ratification of our auditors on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. If you do not give your broker or nominee specific instructions, your broker or nominee may elect not to exercise its discretion on the election of directors and the ratification of our auditors, in which case your shares will not be voted on those matters. Shares for which the broker does not exercise its discretion or for which it has no discretion, so-called broker “non-votes,” will be counted in determining whether there is a quorum but will have no effect on the proposals scheduled for the Annual Meeting.

Who will Bear the Costs of this Proxy Solicitation?

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

PROPOSAL 1

Election of Directors

Our Bylaws provide that our Board of Directors, or the Board, shall be comprised of not less than three nor more than nine directors, with the exact number to be fixed by resolution of the Board. The Board has currently fixed the authorized number of directors at eight directors effective at our Annual Meeting.

At the Annual Meeting, eight directors are to be elected, each of whom shall serve for a term of one year or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Proxies representing shares held on the Record Date that are returned duly executed will be voted, unless otherwise specified, in favor of the eight nominees for the Board named below. In accordance with our Bylaws, each nominee, as a condition to nomination, has submitted to the Nominating and Corporate Governance Committee an irrevocable resignation from the Board that is effective only in the event a nominee does not receive the required vote of our stockholders to be elected to the Board and the Board accepts the nominee’s resignation. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election in his or her stead, such other person as the Nominating and Corporate Governance Committee may recommend to the Board.

Corporate Governance Matters

Our Board has adopted Corporate Governance Guidelines (the “Guidelines”) and a Code of Business Conduct and Ethics (the “Code of Ethics”). The Guidelines set forth a framework within which the Board oversees and directs the affairs of Wabash. The Guidelines cover, among other things, the composition and functions of the Board, director independence, director stock ownership, management succession and review, Board committees, the selection of new directors, and director responsibilities and duties.

The Code of Ethics covers, among other things, compliance with laws, rules and regulations (including insider trading), conflicts of interest, corporate opportunities, confidentiality, protection and use of company assets, and the reporting process for any illegal or unethical conduct. The Code of Ethics is applicable to all of our directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics includes provisions that are specifically applicable to our Chief Financial Officer and senior financial officers (as defined in the Code of Ethics).

Any waiver of the Code of Ethics for our directors or executive officers, including our Chief Executive Officer and Chief Financial Officer, may be made only by our Board or a Board committee consisting solely of disinterested and independent directors and will be promptly disclosed and posted on our website as required by law or the listing standards of the New York Stock Exchange.

The Guidelines and Code of Ethics are available on the Company Info/Investors page of our website at www.wabashnational.com and are available in print without charge by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

Related Persons Transactions

Related Persons Transactions Policy.  Our Board has adopted a Related Persons Transactions Policy. The Related Persons Transactions Policy sets forth our policy and procedures for review, approval and monitoring of transactions in which the Company and “related persons” are participants. Related persons include directors, nominees for director, officers, stockholders owning five percent or greater of our outstanding stock, and any immediate family members of the aforementioned. The Related Persons Transactions Policy is administered by a committee designated by the Board, which is currently the Audit Committee.

The Related Persons Transactions Policy covers any related person transaction that meets the minimum threshold for disclosure in our annual meeting proxy statement under the relevant Securities and Exchange Commission (the “SEC”) rules, which is currently transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Related person transactions must be approved, ratified, rejected or referred to the Board by the Audit Committee. The policy provides that as a general rule all related person transactions should be on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party. However, the policy takes into account that in certain cases it may be impractical or unnecessary to make such a comparison. In such cases, the transaction may be approved in accordance with the provisions of the Delaware General Corporation Law.

The Related Persons Transaction Policy provides that management or the affected director or officer will bring any relevant transaction to the attention of the committee. If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction, to the extent practicable. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable. All related person transactions will be disclosed to the full Board and in the Company’s proxy statement and other appropriate filings as required by the rules and regulations of the SEC and the New York Stock Exchange.

On January 1, 2007, we entered into an executive director agreement with William P. Greubel in connection with his retirement as our Chief Executive Officer. The agreement provides for Mr. Greubel to remain as our employee in order to provide additional services to us, including representing the Company at important events, strategic planning, and assisting with current and new account development. The agreement superseded his previous employment agreement and extends through January 1, 2009, unless earlier terminated. See “Director Compensation” below for a further discussion of the benefits to Mr. Greubel under the executive director agreement.

Director Independence

Under the rules of the New York Stock Exchange, the Board must affirmatively determine that a director has no material relationship with the Company in order for the director to be considered independent. As permitted by New York Stock Exchange rules, to assist the Board in making this determination, our Board has adopted categorical standards of independence. The Board has determined that, among other considerations, relationships are not material and would not impair a director’s independence when the aggregate amount of payments by us to, and to us from, any company of which a director is an executive officer or employee or of which a family member of a director is an executive officer, are less than the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.

Our Board of Directors undertook its annual review of director independence in February 2008. The purpose of the review was to determine whether any such relationship or transaction existed that was inconsistent with a determination that the director or director nominee is independent. The Board considered transactions and relationships between each director and director nominee, and any member of his or her immediate family, and Wabash and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or director nominees or any member of their immediate families (or any entity of which a director or director nominee or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. Finally, the Board considered charitable contributions to organizations with which directors or director nominees had relationships.

As a result of this review, the Board of Directors affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of Wabash and its management within the meaning of the rules of the New York Stock Exchange and the categorical standard described above, with the exception of Richard J. Giromini and William P. Greubel, who are employees of Wabash National Corporation.

The executive director agreement with Mr. Greubel requires that the Company use commercially reasonable efforts to cause Mr. Greubel to be nominated for election to our Board at the 2008 Annual Meeting of Stockholders.

On May 24, 2007, Dr. Martin Jischke assumed the position of Chairman of the Board. Because Dr. Jischke was an independent director, we no longer had a need for a separately designated Lead Director, which position had been held by Mr. David C. Burdakin since our 2006 Annual Meeting of Stockholders. Among his other responsibilities, our Chairman of the Board presides at the executive sessions of our independent directors and facilitates communication between our independent directors and management, which were responsibilities of our Lead Director prior to the Dr. Jischke becoming Chairman of the Board. As Chairman, Dr. Jischke also chaired each executive session of the independent directors.

Director Not Standing for Re-election

Mr. David C. Burdakin has notified the Board that he will resign as a director effective the day of the Annual Meeting. Mr. Burdakin has been a director since 2002 and was our Lead Director since our 2006 Annual Meeting. Mr. Burdakin and his leadership have been important to our success.

Information on Directors Standing for Election

The name, age, business experience, and directorships of each nominee for director, during at least the last five years, are set forth in the table below. For additional information concerning the nominees for director, including stock ownership and compensation, see “Director Compensation” and “Beneficial Ownership of Common Stock,” which follow:

			DIRECTOR
NAME	AGE	OCCUPATION, BUSINESS & DIRECTORSHIPS	SINCE

Richard J. Giromini	54	Mr. Giromini was promoted to President and Chief Executive Officer on January 1, 2007. He had been Executive Vice President and Chief Operating Officer from February 28, 2005 until December 2005 at which time he was appointed President and a Director of the Company. He had been Senior Vice President — Chief Operating Officer since joining the Company on July 15, 2002. Most recently, Mr. Giromini was with Accuride Corporation from April 1998 to July 2002, where he served in capacities as Senior Vice President — Technology and Continuous Improvement; Senior Vice President and General Manager — Light Vehicle Operations; and President and CEO of AKW LP. Previously, Mr. Giromini was employed by ITT Automotive, Inc. from 1996 to 1998 serving as the Director of Manufacturing. Mr. Giromini also serves on the Board of Directors of The Wabash Center, a non-profit company dedicated to serving individuals with disabilities and special needs.	December 2005

			DIRECTOR
NAME	AGE	OCCUPATION, BUSINESS & DIRECTORSHIPS	SINCE

William P. Greubel	56	Mr. Greubel was appointed Executive Director of the Company and stepped down as our Chief Executive Officer effective as of January 1, 2007. Mr. Greubel has been a member of our Board of Directors since May 2002 and he held the position of Chairman of the Board from our 2006 Annual Meeting of Stockholders until he stepped down from that position as of our 2007 Annual Meeting of Stockholders. Mr. Greubel served as our Chief Executive Officer from May 2002 through December 2006. He also served as our President from May 2002 until December 2005. Mr. Greubel was a Director and Chief Executive Officer of Accuride Corporation, a manufacturer of wheels for trucks and trailers, from 1998 until May 2002 and served as President of Accuride Corporation from 1994 to 1998. Previously, Mr. Greubel was employed by AlliedSignal Corporation from 1974 to 1994 in a variety of positions of increasing responsibility, most recently as Vice President and General Manager of the Environmental Catalysts and Engineering Plastics business units. Mr. Greubel also serves as a Director of A.O. Smith Corporation and Utilimaster Corp.	May 2002

Dr. Martin C. Jischke	66	Dr. Jischke served as President of Purdue University, West Lafayette, Indiana, from August 2000 until his retirement in July 2007. Dr. Jischke became Chairman of our Board of Directors at the 2007 Annual Meeting. Dr. Jischke also serves as a Director of Vectren Corporation and Duke Realty Corporation.	January 2002

J.D. (Jim) Kelly	55	Mr. Kelly has served as the President, Engine Business and as a Vice President for Cummins Inc. since May 2005. Between 1976 and 1988, and following 1989, Mr. Kelly has been employed by Cummins in a variety of positions of increasing responsibility including, most recently, the Vice President and General Manager — Mid Range Engine Business between 2001 and 2004, and the Vice President and General Manager — Mid Range and Heavy Duty Engine Business from 2004 through May 2005.	February 2006

			DIRECTOR
NAME	AGE	OCCUPATION, BUSINESS & DIRECTORSHIPS	SINCE

Stephanie K. Kushner	52	Ms. Kushner is Senior Vice President and Chief Financial Officer of Federal Signal Corporation, a position she has held since February 2002. Prior to joining Federal Signal, she was employed by affiliates of FMC Corporation for 14 years, most recently as Vice President — Treasury and Corporate Development for FMC Technologies in 2001 and Vice President and Treasurer for FMC Corporation from 1999 to 2001.	February 2004

Larry J. Magee	53	Mr. Magee is Chairman, Chief Executive Officer and President of BFS Retail & Commercial Operations, LLC, a position he has held since December 2001. Previously, Mr. Magee served as President of Bridgestone/Firestone Retail Division from 1998 until his 2001 appointment. Mr. Magee held positions of increasing responsibility within the Bridgestone/Firestone family of companies during his 31-year tenure.	January 2005

Scott K. Sorensen	46	Mr. Sorensen is the Chief Financial Officer of Sorenson Communications, a provider of communication services and products, a position he has held since August, 2007. Previously, Mr. Sorensen was the Chief Financial Officer of Headwaters, Inc. from October 2005 to August 2007. Prior to joining Headwaters, Mr. Sorensen was the Vice President and Chief Financial Officer of Hillenbrand Industries, Inc., a manufacturer and provider of products and services for the health care and funeral services industries, since March 2001.	March 2005

Ronald L. Stewart	65	Prior to his retirement in December 2005, Mr. Stewart served as President and Chief Executive Officer of Material Sciences Corporation, a position he held from March 2004 until his retirement. Previously, Mr. Stewart was President and Chief Executive Officer of Pangborn Corporation from 1999 through 2004. He currently serves on the Board of Directors for Pangborn Corporation.	December 2004

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

Meetings of The Board of Directors and its Committees

Information concerning the Board and the four standing committees maintained by the Board is set forth below. With the exception of the Executive Committee, Board committees currently consist only of directors who are not employees of the Company and who are “independent” within the meaning of the listing standards of the New York Stock Exchange.

During 2007, our Board held seven meetings. All of our directors attended at least 75% of all Board meetings and meetings of committees on which they served. Our Board strongly encourages all of our directors to attend our Annual Meeting. In 2007, all of our directors attended the Annual Meeting.

The Board has four standing committees: the Nominating and Corporate Governance Committee; the Compensation Committee; the Executive Committee; and the Audit Committee. The charters for the Nominating and Corporate Governance, Compensation, and Audit Committees can be accessed electronically from the Company Info/Investors page of our website at www.wabashnational.com or by writing to us at Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

The following table indicates each standing committee or committees on which our directors served in 2007 and all were effective as of the 2007 Annual Meeting:

Nominating and
	Corporate	Compensation	Audit	Executive
Name	Governance Committee	Committee	Committee	Committee

David C. Burdakin	X	X
Richard J. Giromini				X
William P. Greubel
Dr. Martin C. Jischke		X	X	X
J.D. (Jim) Kelly	X	X
Stephanie K. Kushner		X	X	X
Larry J. Magee		X	X	X
Scott K. Sorensen		X	X
Ronald L. Stewart	X	X		X

Effective following the 2008 Annual Meeting, if all of the nominees for election at the Annual Meeting are elected, the directors serving on the Nominating and Corporate Governance Committee will be Messrs. Kelly, Magee and Stewart; the directors serving on the Compensation Committee will be Dr. Jischke, Ms. Kushner, and Messrs. Kelly, Magee, Sorensen, and Stewart; the directors serving on the Audit Committee will be Dr. Jischke, Ms. Kushner and Mr. Sorensen; and the directors serving on the Executive Committee will be Dr. Jischke, Ms. Kushner, and Messrs. Giromini, Magee, and Stewart.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which we refer to as the Nominating Committee, met four times during 2007. The Board of Directors has determined that each member of the Nominating Committee is “independent” within the meaning of the rules of the New York Stock Exchange. The Nominating Committee’s responsibilities include:

•	Assisting the Board by either identifying or reviewing stockholder nominated individuals qualified to become directors and by recommending to the Board the director nominees for the next annual meeting of stockholders;

•	Developing and recommending to the Board corporate governance principles;

•	Reviewing and recommending to the Board the forms and amounts of director compensation;

•	Leading the Board in its annual review of the Board’s performance; and

•	Recommending to the Board director nominees for each Board committee.

Compensation Committee

The Compensation Committee met seven times during 2007. The Board has determined that each member of the Compensation Committee is “independent” within the meaning of the rules of the New York Stock Exchange. The Compensation Committee’s responsibilities include:

•	Overseeing our incentive compensation plans and equity-based plans; and

•	Annually reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, evaluating their performance in light of those goals and objectives, and setting their compensation levels based on their evaluations.

The Compensation Committee is responsible for determining our compensation policies for executive officers and for the administration of our equity and incentive plans, including our 2007 Omnibus Incentive Plan. The Compensation Committee works closely with our Senior Vice President of Human Resources in setting the compensation for our other executive officers. In addition, our Chief Executive Officer makes recommendations to the Compensation Committee for the other executive officers on the amount of base salary, target cash awards pursuant to our short-term incentive plan and target equity awards pursuant to our long-term incentive plan. Our Chief Executive Officer also discusses with and makes recommendations to the Compensation Committee performance targets for our short-term incentive plan and our long-term incentive plan before they are established and upon conclusion of the performance period. For purposes of that plan, the personal performance goals for the other executive officers are set by our Chief Executive Officer, who then reports to the Compensation Committee on, and makes recommendations as to, the achievement of those goals. For a discussion of our Chief Executive Officer’s role and recommendations with respect to compensation decisions affecting our Named Executive Officers, as set forth in the Summary Compensation Table below, during 2007, see the Compensation Discussion and Analysis below.

The Compensation Committee has historically engaged a compensation consultant. In 2007, Towers Perrin served as the consultant. At the request of the Compensation Committee, Towers Perrin worked with our Chief Executive Officer and Senior Vice President of Human Resources to conduct a competitive market assessment, which included a review of the responsibilities of our executive officers. Towers Perrin presented the Compensation Committee with the results of this review and participated in the discussion and review that was conducted by the Committee on recommendations made by our Chief Executive Officer. Towers Perrin, however, did not actually determine or recommend the compensation paid to our executive officers, including the Named Executive Officers during 2007.

Pursuant to the Compensation Committee’s charter, the Committee may form and delegate to subcommittees of the Committee its responsibilities. To date, however, the Compensation Committee has not formed or delegated any of its responsibilities to any subcommittees.

Audit Committee

The Board has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee met nine times during 2007. The Board has determined that each member of the Audit Committee is “independent” within the meaning of the rules of the New York Stock Exchange. The Board of Directors also determined that Ms. Kushner and Mr. Sorensen are “audit committee financial experts” as defined by the SEC and that they have accounting and related financial management expertise within the listing standards of the New York Stock Exchange.

The Audit Committee’s responsibilities include:

•	Reviewing the independence of the independent auditors and making decisions regarding engaging and discharging independent auditors;

•	Reviewing with the independent auditors the plans and results of auditing engagements;

•	Reviewing and approving non-audit services provided by our independent auditors and the range of audit and non-audit fees;

•	Reviewing the scope and results of our internal audit procedures and the adequacy of the system of internal controls;

•	Overseeing special investigations;

•	Reviewing our financial statements and reports filed with the SEC;

•	Overseeing our efforts to ensure that our business and operations are conducted in compliance with the highest legal and regulatory standards applicable to us, as well as ethical business practices;

•	Overseeing the Company’s internal reporting system regarding compliance with Federal, state and local laws;

•	Establishing and implementing procedures for confidential communications for “whistleblowers” and others who have concerns with our accounting, internal accounting controls and audit matters; and

•	Reviewing our significant accounting policies.

Executive Committee

The Executive Committee did not meet during 2007. The Executive Committee is responsible for exercising the authority of the Board of Directors, to the extent permitted by law and our Bylaws, in the intervals between meetings of the Board when an emergency issue arises or when scheduling makes it difficult to convene all directors.

Director Nomination Process

The Nominating Committee will consider stockholder recommendations for director nominees sent to the Nominating and Corporate Governance Committee, Attention: Corporate Secretary, Wabash National Corporation, P.O. Box 6129, Lafayette, Indiana 47903. Stockholder recommendations for director nominees should include:

•	The name and address of the stockholder recommending the person to be nominated;

•	A representation that the stockholder is a holder of record of our stock, including the number of shares held and the period of holding;

•	A description of all arrangements or understandings between the stockholder and the recommended nominee;

•	Such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•	The consent of the recommended nominee to serve as a director if so elected; and

•	All other information requirements set forth in our Bylaws.

To submit a candidate as a nominee for director for an upcoming annual stockholder meeting, it is necessary that you notify us not less than 90 days nor more than 120 days before the first anniversary of the date of the preceding year’s annual stockholders meeting. Thus, in order for any such nomination to be considered by us for the 2009 annual stockholders meeting, it must be received no earlier than January 15, 2009, but no later than February 14, 2009. Upon receipt by the Corporate Secretary of a stockholder notice of a director nomination, the Corporate Secretary will notify the stockholder that the notice has been received and will be presented to the Nominating Committee for review. Stockholders’ nominees that comply with these procedures will receive the same consideration as other candidates identified by or to the Nominating Committee.

Director Qualifications.  To be considered by the Nominating Committee, a director nominee must meet the following minimum criteria:

•	The highest personal and professional integrity;

•	A record of exceptional ability and judgment;

•	Possess skills and knowledge useful to our oversight;

•	Able and willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings;

•	Have the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of our stockholders;

•	May be required to be a “financial expert” as defined in Item 401 of Regulation S-K; and

•	Free of any personal or professional relationships that would adversely affect their ability to serve our best interests and those of our stockholders.

Identifying and Evaluating Nominees for Directors.  The Nominating Committee, with the assistance of our General Counsel and, as needed, a retained search firm, will screen candidates, perform reference checks, prepare a biography for each candidate for the Nominating Committee to review and conduct interviews. The Nominating Committee, the Chairman, the Lead Director and our Chief Executive Officer will interview candidates that meet the criteria, and the Nominating Committee will recommend to the Board of Directors nominees that best suit the Board’s needs.

Communications with the Board of Directors

Stockholders or other interested persons wishing to make known complaints or concerns about our accounting, internal accounting controls or auditing matters, or bring other concerns to the Board or the Audit Committee, or to otherwise communicate with our independent directors as a group or the entire Board, individually or as a group, may do so by sending an email to board@wabashnational.com or auditcommittee@wabashnational.com, or by writing to them care of Wabash National Corporation, Attention: General Counsel, P.O. Box 6129, Lafayette, Indiana 47903.

Pursuant to the direction of the Board, all correspondence will be received and processed by the General Counsel’s office. You will receive a written acknowledgment from the General Counsel’s office upon receipt of your written correspondence. You may report your concerns anonymously or confidentially. All communications received in accordance with the above procedures will be reviewed initially by the General Counsel, who will relay all such communications to the appropriate director, directors or committee.

Director Compensation

Directors who are not our employees are compensated for their service as a director as shown in the chart below:

Schedule of Director Fees
December 31, 2007

	Amount (1)

Annual Retainers
Board	$75,000	(2)
Executive Committee Chair	8,000
Audit Committee Chair	12,000
Nominating and Corporate Governance Committee Chair	8,000
Compensation Committee Chair	8,000
Chairman of the Board or Lead Director	15,000
Per Meeting Fees
Attendance at Board and Committee Meetings	2,000

(1)	All annual retainers are paid in quarterly installments, except for annual grants of unrestricted shares of Common Stock.

(2)	Consists of $30,000 cash retainer and an award of unrestricted shares of Common Stock with an aggregate market value of $45,000.

The following table summarizes the compensation paid to our directors during 2007, other than Mr. Giromini, whose compensation is discussed below under Executive Compensation.

Director Compensation for Year-End
December 31, 2007

	Fees Earned or	Stock	Option	All Other
	Paid in Cash (1)	Awards (2)	Awards (3)	Compensation		Total
Name	($)	($)	($)	($)		($)

David C. Burdakin	71,500	54,534	-	-		126,034

William P. Greubel	-	319,673	263,873	347,827	(4)	931,373

Martin C. Jischke	83,500	54,534	-	-		138,034

J.D. (Jim) Kelly	64,000	45,008	-	-		109,008

Stephanie K. Kushner	86,000	54,534	-	3,440	(5)	143,974

Larry J. Magee	86,000	54,534	-	3,440	(5)	143,974

Scott K. Sorensen	78,000	54,534	-	-		132,534

Ronald L. Stewart	72,000	54,534	-	2,880	(5)	129,414

(1)	Directors are entitled to defer a portion of their cash compensation pursuant to our Non-Qualified Deferred Compensation Plan, whose material terms are described in the narrative preceding the Non-Qualified Deferred Compensation Table in the Executive Compensation section below.

(2)	Amounts represent the dollar amount recognized for financial statement reporting purposes for each director during 2007, as computed in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-based Payments,” which we refer to as FAS 123(R), and, in the case of Mr. Greubel, disregarding estimates based on service-based vesting conditions . See Note 9 to the consolidated financial statements in our Annual Report for the year ended December 31, 2007 regarding assumptions underlying the valuation of equity awards.

Non-employee directors were awarded annual stock compensation on May 24, 2007, which amounted to 3,087 shares that were then granted on June 8, 2007 with a grant date fair market value of $14.58 per share, for an aggregate grant date fair market value of $45,008. Mr. Greubel did not receive any stock awards in 2007.

The 2007 stock awards were fully vested at the date of grant. As of December 31, 2007, the aggregate numbers of vested and unvested stock awards outstanding for each of our directors, other than Mr. Giromini, were as follows:

	Vested	Unvested

David C. Burdakin	15,339	500
William P. Greubel	5,243	51,027
Martin C. Jischke	15,339	500
J.D. (Jim) Kelly	5,772	-
Stephanie K. Kushner	8,963	500
Larry J. Magee	7,302	500
Scott K. Sorensen	7,202	500
Ronald L. Stewart	8,388	500

(3)	Amounts represent the compensation expense recognized by the Company for Mr. Greubel during 2007, as computed in accordance with FAS 123(R), other than disregarding estimates based on service-based vesting conditions. See Note 9 to the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. Mr. Greubel did not receive any stock option awards in 2007. At December 31, 2007, Mr. Greubel held 348,793 vested options, and 20,750 unvested options.

(4)	Under his executive director agreement, Mr. Greubel is entitled to receive an annual base salary of $280,000 and is eligible for an annual incentive bonus targeted at 40% of his base salary and which may range from 0% to 80% of base salary. The agreement also entitles Mr. Greubel to continue to participate in our executive benefit programs and to continue to participate in our executive life insurance program, which requires that we purchase and maintain a life insurance policy and provide Mr. Greubel with an interest in the death benefit. Mr. Greubel is responsible for taxes on the income imputed in connection with the life insurance policy under Internal Revenue Service rules. Upon termination of employment, the life insurance policy will be assigned to Mr. Greubel or his beneficiary. In 2007, Mr. Greubel received $280,000 in base salary, no annual incentive bonus, and $67,827 of other compensation, which includes $12,247 in matching contributions under our Non-Qualified Deferred Compensation Plan whose material terms are described in the narrative preceding the Non-Qualified Deferred Compensation Table in the Executive Compensation section below, $43,928 pursuant to our executive life insurance program, payments with respect to our 401(k) plan and miscellaneous compensation or perquisites.

The executive director agreement with Mr. Greubel also provides that if his employment is terminated by us without cause or by Mr. Greubel for good reason, which is defined generally as breaches of the agreement by us that remain uncured, our dissolution or the filing of a bankruptcy petition, we shall: (a) continue to pay Mr. Greubel his base salary through January 1, 2009; (b) continue to pay for the executive life insurance program through January 1, 2009; and (c) at our election, either continue through January 1, 2009 Mr. Greubel’s coverage under our health, dental, and life insurance plans (pursuant to the terms and conditions of the applicable benefits plans and policies) or pay to him a lump sum payment equal to the premiums that we would have paid had we continued such coverage. In addition, if Mr. Greubel’s employment is terminated for any reason other than by us for cause or by him without good reason and provided that he continues to comply fully with his non-solicitation, non-disclosure and non-compete obligations, then: (x) any unvested equity awards held by Mr. Greubel shall continue to vest when they are otherwise scheduled to vest; and (y) any vested equity awards held by Mr. Greubel and any equity awards that vest thereafter shall be exercisable for up to 4 years following his last day of employment. In the event that any payment to Mr. Greubel becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax, including any additional excise tax, interest or penalties imposed on the restorative payment, requires that we make an additional restorative payment to Mr. Greubel that will fund the payment of such taxes, interest and penalties.

(5)	Amounts represent our matching contributions on amounts deferred by the director under our Non-Qualified Deferred Compensation Plan.

Stock Ownership Guidelines.  Each non-employee director is required to beneficially own that number of shares of our common stock with an aggregate value equal to five times the amount of the annual cash retainer for non-employee directors within five years after he or she first becomes a director, and to continue to beneficially own at least this number of shares for as long as he or she serves as a director. As of December 31, 2007, all directors, with the exception of Dr. Jischke and Mr. Burdakin, were in compliance with the guidelines. Dr. Jischke and Mr. Burdakin owned 15,839 shares of Company common stock on December 31, 2007. They have each historically been in compliance with the Stock Ownership Guidelines and neither director has disposed of granted stock. The non-compliance results from the December 31, 2007 price for the Company’s common stock, which adversely affected the overall value of their holdings. Mr. Burdakin is not standing for re-election. If Dr. Jischke is re-elected as a director in 2008, the equity portion of his retainer will likely, once again, place him in compliance with the Stock Ownership Guidelines.

Other.  The Company reimburses all directors for travel and other reasonable, necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ liability insurance policies. In addition, the Company allocates to each director an annual allowance of $5,000 to reimburse costs associated with attending continuing education courses related to Board of Directors’ service.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. To our knowledge, based solely on review of the copies of such reports furnished to us related to the year ended December 31, 2007, all such reports were made on a timely basis, except for the Forms 4 for each of our non-employee directors reporting annual director compensation grants, the sale of stock by Mr. Bruce N. Ewald, Senior Vice President of Sales and Marketing, related to his March 21, 2007 sale of stock for tax purposes upon vesting of an equity grant reported on Form 4 dated February 8, 2008, the sale of stock by Mr. Giromini related to his May 21, 2007 sale of stock for tax purposes upon vesting of an equity grant reported on Form 4 dated February 8, 2008, and the sale of stock by Mr. Timothy J. Monahan related to his May 21, 2007 sale of stock for tax purposes upon vesting of an equity grant reported on Form 4 dated February 8, 2008.

Beneficial Ownership of Common Stock

The following table sets forth certain information as of April 1, 2008 (unless otherwise specified), with respect to the beneficial ownership of our Common Stock by each person who is known to own beneficially more than 5% of the outstanding shares of Common Stock, each person currently serving as a director, each nominee for director, each named executive officer (as defined below), and all directors and executive officers as a group:

	SHARES OF
	COMMON STOCK
	BENEFICIALLY		PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER	OWNED (1)		OF CLASS

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	4,129,900	(2)	13.45%

Tontine Capital Management, L.L.C. and affiliates 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	3,628,000	(3)	11.81%

Goldman Sachs Asset Management, L.P. 32 Old Slip New York, NY 10005	3,585,012	(4)	11.67%

BlackRock, Inc. and affiliates 40 East 52nd Street New York, NY 10022	2,171,807	(5)	7.07%

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	2,145,083	(6)	6.99%

Barclays Global Investors, N.A. and affiliates	1,598,882	(7)	5.21%

David C. Burdakin	15,839		*
Rodney P. Ehrlich	98,408	(8)	*
Bruce N. Ewald	63,495	(9)	*
Richard J. Giromini	358,806	(10)	1.17%
William P. Greubel	445,063	(11)	1.45%
Martin C. Jischke	15,839		*
J.D. (Jim) Kelly	5,772		*
Stephanie K. Kushner	9,463		*
Larry J. Magee	8,802		*
Timothy J. Monahan	72,741	(12)	*
Robert J. Smith	71,357	(13)	*
Scott K. Sorensen	7,702		*
Ronald L. Stewart	8,888		*
All executive officers and directors as a group (15 persons)	1,239,682	(14)	4.04%

*	Less than one percent
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of April 1, 2008 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Based solely on a Schedule 13G/A filed January 24, 2008 on behalf of Franklin Resources, Inc. (“Franklin”). These shares of common stock are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries, each, an “Investment Management Subsidiary” and, collectively, the “Investment Management Subsidiaries” of Franklin, including the Investment Management Subsidiary Franklin Advisory Services, LLC (“FAS”). Investment management contracts grant to the Investment Management Subsidiaries all investment and/or voting power over the securities owned by such investment management clients, unless otherwise noted. Therefore, for purposes of Rule 13d-3 under the Act, the Investment Management Subsidiaries may be deemed to be the beneficial owners of the Securities.

Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of Franklin. Franklin and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Act, the beneficial owners of securities held by persons and entities for whom or for which Franklin subsidiaries provide investment management services. Franklin, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest in any of the Securities.
Franklin, the Principal Shareholders, and each of the Investment Management Subsidiaries believe that they are not a “group” within the meaning of Rule 13d-5 under the Act and believe that they are not otherwise required to attribute to each other the beneficial ownership of the Securities held by any of them or by any persons or entities for whom or for which FRI subsidiaries provide investment management services.
(3)	Based solely on a Schedule 13G/A filed February 12, 2008 by Mr. Jeffrey L. Gendell, individually, and as managing member of Tontine Capital Management, L.L.C. (“TCM”), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P. (“TCP”), a Delaware limited partnership. Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C. (“TOA”), a Delaware limited liability company, the investment manager to Tontine Capital Overseas Master Fund, L.P. (“TCO”), a Cayman Islands partnership.
TOA reported beneficial ownership of, shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of 877,500 shares of common stock.
TCP reported beneficial ownership of, shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of 2,750,500 shares of common stock.
TCM reported beneficial ownership of, shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of 2,750,500 shares of common stock.
Mr. Gendell reported beneficial ownership of, shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of 3,628,000 shares of common stock.
(4)	Based solely on a Schedule 13G/A filed January 22, 2008. Goldman Sachs Asset Management, L.P. has sole voting power with respect to 3,246,802 of the shares, and has sole dispositive power with respect to all 3,585,012 shares.
(5)	Based solely on a Schedule 13G/A filed February 8, 2008 filed jointly on behalf of its investment advisory subsidiaries BlackRock Advisors LLC, BlackRock Investment Management LLC and BlackRock (Channel Islands) Ltd (collectively the “Investment Management Subsidiaries”). The Investment Management Subsidiaries are investment advisors that hold reported shares. Master Value Opportunities Trust has shared voting and dispositive power with respect to 1,694,700 of the shares.
(6)	Based solely on a Schedule 13G filed February 6, 2008. Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under the Investment Company Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possess investment and/or voting power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in the Schedule 13/G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(7)	Based solely on a Schedule 13G filed January 10, 2008. Addresses are: Barclays Global Investors, NA (“Barclays Investors”) and Barclays Global Fund Advisors (“Barclays Fund Advisors”), 45 Fremont Street, San Francisco CA 94105; Barclays Global Investors, Ltd. (“Barclays Investors Ltd.”), Murray House, 1 Royal Mint Court, London, EC3N 4HH; Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays Japan Trust”) and Barclays Global Investors Japan Limited (“Barclays Investors Japan”), Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; Barclays Global Investors Canada Limited (“Barclays Investors Canada”), Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1; Barclays Global Investors Australia Limited (“Barclays Investors Australia”), Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220; Barclays Global Investors (Deutschland) AG (“Barclays Investors Deutschland”), Apianstrasse 6, D-85774, Unterfohring, Germany. As of December 31, 2007, the Schedule 13G indicates: Barclays Investors has sole voting power as to 486,715 shares and sole dispositive power as to 627,944 shares; Barclays Fund Advisors has sole voting power as to 685,695 shares and sole dispositive power as to 939,837 shares; Barclays Investors Ltd. has sole dispositive power as to 31,101 shares; and, Barclays Japan Trust, Barclays Investors Japan, Barclays Investors Canada, Barclays Investors Australia, and Barclays Investors Deutschland have sole voting power and sole dispositive power as to 0 shares.
(8)	Includes options held by Mr. Ehrlich to purchase 48,347 shares that are currently, or will be within 60 days of April 1, 2008, exercisable. Includes 14,000 shares held by a trust of which Mr. Ehrlich’s spouse is the sole trustee and 6,011 shares held by a trust of which Mr. Ehrlich is the sole trustee.
(9)	Includes options held by Mr. Ewald to purchase 26,433 shares that are currently, or will be within 60 days of April 1, 2008, exercisable.
(10)	Includes options held by Mr. Giromini to purchase 165,933 shares that are currently, or will be within 60 days of April 1, 2008, exercisable.
(11)	Includes options held by Mr. Greubel to purchase 348,793 shares that are currently, or will be within 60 days of April 1, 2008, exercisable.
(12)	Includes options held by Mr. Monahan to purchase 34,550 shares that are currently, or will be within 60 days of April 1, 2008, exercisable.
(13)	Includes options held by Mr. Smith to purchase 30,927 shares that are currently, or will be within 60 days of April 1, 2008, exercisable.
(14)	Includes options held by our executive officers and directors to purchase an aggregate of 674,056 shares that are currently, or will be within 60 days of April 1, 2008, exercisable.

Executive Compensation

Compensation Discussion and Analysis

The following compensation discussion and analysis provides information regarding the objectives and elements of our compensation philosophy and policies for the compensation of our Chief Executive Officer, Mr. Giromini, Chief Financial Officer, Mr. Smith, and our three other most highly-compensated executive officers in 2007, Messrs. Ehrlich, Ewald and Monahan, our Senior Vice President — Chief Technology Officer, Senior Vice President — Sales and Marketing, and Senior Vice President — Human Resources, respectively. We refer to these five individuals collectively as our Named Executive Officers, or NEOs.

The Compensation Committee is responsible for implementing our executive compensation policies and programs and works closely with management, in particular our Senior Vice President of Human Resources. To assist in identifying appropriate levels of compensation, the Compensation Committee has historically engaged a compensation consultant. In 2007, the Committee engaged Towers Perrin. More information on the Committee’s processes and procedures can be found above in “Compensation Committee.”

Philosophy and Objectives of Wabash National Compensation Programs

Overview

Our overall compensation philosophy is to provide compensation packages to our executives, including our NEOs, that are competitive with those of executives of similar status in the transportation industry while at the same time keeping our compensation program equitable and straightforward in structure.

•	Equitable treatment of our executives. We strive to provide levels of compensation that are equitable on both internal and external measures, and we want our executives to feel that their compensation is comparable to others similarly situated both within and outside of our Company. All of our full-time, salaried employees, including NEOs, are on a grade scale, so that employees with comparable levels of responsibility and contributions to the Company have comparable levels of compensation. We also use competitive market assessments for our compensation decisions, as discussed below.

•	Straightforward structure. In structuring our compensation policies and practices, we seek to minimize the complexity of the program, maximize our executives’ understanding of the elements of compensation and provide compensation that is easily comparable to other opportunities in the market. We believe that a compensation program that is easy to understand fosters an equitable work environment.

While we provide a framework for compensation, we believe that the Compensation Committee must have the flexibility needed to attract and retain qualified candidates, as well as recognize individual contributions or performance over and above that which is expected.

In implementing this philosophy, we award compensation to meet our three principle objectives: aligning executive compensation with our Company’s annual and long-term performance goals, using equity-based awards to align executive and stockholder interests, and setting compensation at levels that assist us in attracting and retaining qualified executives.

Reflect Annual Performance Goals

As part of our executive compensation program, we reward the achievement, and surpassing, of corporate goals. Our short-term incentive program is designed to reward participants for the achievement of annual financial and personal performance goals by providing cash awards that are paid if annual financial goals are met and personal performance meets expectations. We believe that the use of performance goals provide our executives with an equitable message that when the Company does well, so do they. Similarly, because a significant portion of awards are tied to Company-wide goals, all of the participants in the plan are rewarded for superior Company performance. We also believe that the use of the performance goals we select helps us to have a straightforward structure because our executives can monitor Company performance and correlate their awards to improved Company operations and performance.

Utilize Equity-Based Awards

Our compensation program uses equity-based awards to provide our executives with a direct incentive to seek increased stockholder returns. Our stockholders receive value when our stock price increases, and by using equity-based awards our executives also receive increased value when our stock price increases. We believe that equity-based awards are an important part of an equitable structure because it is fair to our executives and to the Company that the level of rewards for our executives increase and decrease based on the return to stockholders. Similarly, equity-based awards represent our philosophy of having a straightforward structure by reminding executives that one of the best measures of long-term corporate success is increased stockholder value.

Attract and Retain Qualified Executives

We believe that the availability of qualified executive talent is limited and have designed our compensation program to help us attract qualified candidates by providing compensation that is competitive within the transportation industry and the broader market for executive talent. Perhaps more importantly, we believe that the design of our compensation program is important in helping us to keep the qualified executives we currently have.

Competitive Market Assessment

To assist in identifying and determining appropriate levels of compensation, the Compensation Committee considered Towers Perrin’s competitive market assessment. The assessment provided historical information and analysis on base salary, total cash compensation, target bonus percentages, annualized expected values of long-term incentives and total direct compensation for our NEOs. The assessment compared the compensation packages for the NEOs, other than Mr. Ehrlich for whom comparable data was not available due to the unique nature of his duties and responsibilities, to a size-based sample from general industry and a size-adjusted durable goods manufacturing sample.

In reviewing the competitive market data provided by Towers Perrin, the Compensation Committee has not historically, and did not in 2007, specifically “benchmark,” or target to pay a certain percentage or level of compensation to the NEOs. Instead, the Committee considered this information as an additional factor in setting pay levels and amounts. Consistent with our compensation objectives, the Compensation Committee retains the flexibility to also consider subjective factors. The Committee realizes that competitive alternatives vary from individual to individual and may extend beyond equivalent positions in our industry or at other publicly-traded or similarly-situated companies. The Committee considered subjective factors such as each executive’s contributions to our corporate performance, complexity and importance of role and responsibilities, cost of living adjustments, position tenure, and leadership and growth potential. When determining long-term incentive compensation, the Compensation Committee also considers the cost of the plan to the Company and the availability of shares under our equity plans.

Elements of Compensation

Base Salary

We believe that it is a necessity to provide our executives with a portion of compensation that is fixed and liquid, and we do this through base salaries. In addition, the Compensation Committee’s decisions on base salaries impact our short-term incentive plan because target awards are designed as multiples of base salary.

As discussed above, the Compensation Committee reviews competitive market assessments provided by Towers Perrin when setting base salaries and generally looks to the median of the salaries covered by the assessment as the starting point of this review. The Compensation Committee also considers “internal equity” and compares base salaries among all of our executive officers as part of our efforts to provide equitable levels of compensation both internally and externally.

Short-Term Incentive Plan

Our short-term incentive plan is designed to reward participants for meeting or exceeding financial and personal performance over the course of a calendar year, and in addition to our NEOs, it is available to other executives and key associates. If short-term incentive plan targets are met, participants receive a cash bonus. The short-term incentive plan motivates our NEOs to achieve goals that we believe are consistent with our current overall goals and strategic direction. We believe that achievement of these current overall goals and strategic direction will translate into long-term success for the Company and increased stockholder value.

In 2007, for our NEOs other than Mr. Giromini, 80% of the target bonus under the short-term incentive plan was based on achieving financial goals of operating income and working capital, and 20% was based on the Compensation Committee’s and Mr. Giromini’s subjective assessment of their performance during the year. Mr. Giromini’s target bonus was 100% tied to achievement of the financial goals, operating income and working capital. . For the purpose of calculating the financial portion of the short-term incentive plan, operating working capital was determined by dividing net working capital by annual sales, while net working capital is calculated as the sum of accounts receivable and inventory less accounts payable, and all measures are calculated by averaging the results of each calculation for the prior 13 months.

We believe that operating income was an appropriate measure for short-term incentive plan awards because we believe that it is the most direct and appropriate measure to reflect our NEOs efforts to achieve profitability and short-term performance. Similarly, we believe that working capital is an appropriate measure for short-term incentive plan awards because it directly reflects the efforts of our employees to achieve improved operational performance. The overall effect of this is the selection of metrics and targets that are easy to understand. The 20% of the short-term incentive plan that is based on individual performances furthers our philosophy of having flexibility to reward an individual’s performance.

In 2007, we changed our incentive plan to decouple the payment of the personal performance portion of the short-term incentive plan from the financial performance portion. We determined it was appropriate to decouple these measures to be able to reward executives for success in areas of our business that were within their control, and to recognize that executives can have significant and positive impacts even when our financial performance targets are not met. Notwithstanding that determination, we still limited the personal performance portion of the award to only 20% of the target bonus to take into account that the overall success of our company is the most important measure. Because of Mr. Giromini’s role as our Chief Executive Officer and his responsibility for our company as a whole, we determined that it was appropriate that his short-term incentive award be tied exclusively to overall company measures. As a result, in 2007 Mr. Giromini’s short-term incentive bonus was based solely on financial measures — 80% for the operating income measure and 20% for the operating working capital measure.

The 2007 short-term incentive plan included a range from 50% to 200% of the financial portion of the target bonus based on corporate performance, with 50% paid at 60% of target, 100% paid at 100% of target and 200% paid at 150% of target, with amounts in between each level of performance interpolated accordingly. The target bonus under the short-term incentive plan was, as a percentage of each individual’s base salary, 80% for Mr. Giromini, 50% for Mr. Smith, and 45% for Messrs. Ehrlich, Ewald and Monahan. The Compensation Committee considered the competitive analysis received from Towers Perrin in determining each NEO’s target bonus opportunity for 2007, other than Mr. Giromini, whose incentive opportunity was set in his negotiated employment agreement.

In 2007, we did not achieve the threshold for payments under the financial portion of the plan. Consequently, no payments were made to our NEOs for the financial portion of the plan and thus no award was made to Mr. Giromini. The Compensation Committee determined to make awards to each NEO, other than Mr. Giromini, for the personal performance portion of the plan. In determining the size of each NEO’s short-term incentive plan award that relates to personal performance, the Compensation Committee reviewed each NEO’s contributions to achievement of our corporate goals, their performance managing and leading the Company, and the Compensation Committee’s view on the retention benefits of making these awards. Based on its subjective review and assessment, Mr. Smith received an incentive cash award of $36,000, and Messrs. Ehrlich, Ewald and Monahan each received incentive cash awards of $30,000.

Long-Term Incentive Plan

Our long-term incentive plan, or LTI Plan, is designed to reward our executives, including NEOs, for increasing stockholder value. As described above, we believe that a portion of executive compensation should be in the form of equity awards to align the interests of our executives and our stockholders. The LTI Plan consists of grants of two types of equity awards: stock options that vest equally over three years and restricted stock that vests in total at the end of three years, each based on the continued employment of the officer.

As mentioned above, under the LTI Plan, each NEO’s long-term incentive award target is generally established based on a percentage of the salary range midpoint from the competitive market assessment. To determine the size of the awards to be made, we multiply the respective NEO’s midpoint by the target LTI percentage from the competitive market assessment for that range. In 2007, it was 160% of midpoint for Mr. Giromini, 100% for Mr. Smith, and 80% of midpoint for our other NEOs.

Historically, we utilized binomial valuations of stock options and restricted shares to determine the numbers of each required to deliver the targeted dollar value. To manage dilution concerns, as well as to provide a more straightforward method of calculating our LTI awards, consistent with our compensation objectives, we determined the number of shares of restricted stock to award by dividing half of the target award value by the share price on the date of grant. We then awarded an equal number of options. The actual awards granted were reduced from the initial targeted award values in order to reduce the “burn rate” of the shares that are available under the 2007 Omnibus Incentive Plan to take into account our desire to use those shares over a three-year period.

The Company believes that the two types of equity awards in the LTI Plan were appropriate and provided the proper incentives for executives to remain with the Company while executing our strategic growth plans. Because 50% of each award in 2007 was composed of options that require an increase in stock price to have value to the NEO, a significant portion of the LTI Plan award is tied to stockholder returns. We concluded that solely relying on an increased stock price would not be sufficient for achieving the purposes of our long-term incentive plan. While stock price can be an indicator of corporate success, outside factors can cause the stock price to rise or fall regardless of the level of performance. Accordingly, we believe that the utilization of restricted stock is appropriate given the expectations of our executives based on our historical practices, the marketplace for executive talent, their impact on retention and the cyclical nature of our business.

Equity Grant Practices

Grants of equity awards are generally made to our executives, including NEOs, at one time each year pursuant to the LTI Plan. As discussed above, the Compensation Committee typically reviews and approves awards and award levels under the LTI Plan in February of each year in conjunction with regularly scheduled meetings of the Compensation Committee and Board of Directors. Subsequent to the Compensation Committee approval, equity awards for executives are subject to approval by the full Board of Directors. In 2007, awards under the LTI Plan were not made until after our 2007 Annual Meeting of Stockholders in May 2007, at which time our stockholders approved our new 2007 Omnibus Incentive Plan. While most of our option awards are made during that time period, we occasionally make grants of options to executives at other times, including in connection with the initial hiring of a new officer or a promotion. We do not have any specific program, plan or practice related to time equity award grants to executives in coordination with the release of non-public information.

Beginning September 24, 2007, Mr. Giromini, who also serves as a director of the Company, has the authority to grant awards under the 2007 Omnibus Incentive Plan to Company employees who are not officers or directors of the Company. Only Mr. Giromini has the authority to grant equity awards, such as inducement grants, within prescribed parameters — no other executive officer has the authority to grant such awards.

All options are granted with an exercise price equal to the closing market price on the date of grant. The date of grant for our equity awards is set by the Board of Directors and is a date that is on or after the Board action approving and ratifying the awards. We have never engaged in a practice of back-dating equity awards.

Stock Ownership Guidelines

In February 2005, we adopted stock ownership guidelines for our executive officers, including our NEOs. These guidelines are designed to encourage our executive officers to increase their equity stake in the Company and more closely align their interests with those of other stockholders. The stock ownership guidelines provide that within five years of adoption of the guidelines, the executive officer is required to own a number of shares roughly equivalent to what was then three times the executive’s salary, or five times in the case of Mr. Giromini. Being within five years of adoption, our NEOs are not currently required to meet the guidelines.

Our insider trading policy prohibits our executive officers, including our NEOs, from engaging in selling short our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.

Post-Termination Compensation

Severance and Change-in-Control Agreements

In 2007, we did not have employment or severance agreements with any of our NEOs, other than an employment agreement with Mr. Giromini.

Mr. Giromini’s agreement provides for payments and other benefits if his employment terminates based upon certain qualifying events, such as termination “without cause” or leaving employment for “good reason.” The Board believed these terms, which were negotiated when Mr. Giromini was initially hired, were necessary to hire Mr. Giromini and were consistent with industry practice.

We also have instituted a change-in-control policy applicable to a number of our senior executive officers, including Messrs. Giromini, Smith, Ewald and Monahan. We determined that this policy was appropriate based on the prevalence of similar policies within our industry, as well as the dynamic nature of the business environment in which we operate. We also believe the change-in-control policy, similar to the severance provisions of Mr. Giromini’s employment agreement, is an appropriate tool to motivate executive officers to exhibit the proper behavior when considering potential business opportunities. By defining compensation and benefits payable under various merger and acquisition scenarios, change-in-control agreements enable the NEOs to set aside personal financial and career objectives and focus on maximizing stockholder value. These agreements help to minimize distractions such as the officer’s concern about what may happen to his or her position, and help to keep the officer objective in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Under the terms of his employment agreement as amended in January 2007, Mr. Giromini will receive the greater of the benefits pursuant to our change-in-control policy or his employment agreement, but not both.

Additional information regarding these provisions, including a definition of key terms and a quantification of benefits that would be received assuming a triggering event on December 31, 2007, is set forth below under the heading “Potential Payments upon Termination or Change-in-Control.”

Executive Severance Plan

We have adopted an Executive Severance Plan that provides for severance benefits for our officers, including our NEOs, in the event we terminate their employment without cause. Under the plan, in the absence of an employment agreement providing for superior benefits, our executives are eligible for a severance payment equal to the executive’s base salary for a period of one month or, if the executive executes a general release, for a period up to 18 months. In addition to the severance payment, our NEOs are entitled to a lump sum amount to cover post-termination healthcare premiums for the duration of the severance period. We determined this plan was appropriate based on the prevalence of similar plans within our industry and its importance in attracting and retaining qualified executives. For a quantification of the benefits that would be received assuming termination of eligible NEOs on December 31, 2007, see the heading “Potential Payments upon Termination or Change-in-Control” below.

Deferred Compensation Plan

We sponsor a non-qualified, unfunded deferred compensation plan that allows our directors and eligible highly-compensated employees, including the NEOs, to voluntarily elect to defer certain forms of compensation prior to the compensation being earned and vested. We make this opportunity available to our highly-compensated employees as a financial planning tool and as an additional method to save for retirement. Deferrals by executive officers generally result in the deferral of our obligation to make cash payments or issue shares of our Common Stock to those executive officers. Executive officers do not receive preferential earnings on their deferred compensation. As a result, we do not view earnings received on contributions to the deferred compensation plan as providing executives with additional compensation. Participants in the Deferred Compensation Plan are general creditors of the Company. See the Non-qualified Deferred Compensation Table below for additional information.

Executive Life Insurance Program

Pursuant to the terms of his employment agreement, we maintain a life insurance policy on Mr. Giromini. We have purchased and maintain this policy but provide Mr. Giromini with an interest in the death benefit. Mr. Giromini is responsible for taxes on the income imputed in connection with this agreement under Internal Revenue Service rules. Upon termination of employment, the life insurance policy will be assigned to Mr. Giromini or his beneficiary. This was a negotiated benefit entered into when Mr. Giromini began employment with the Company.

Deductibility Cap on Executive Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1,000,000 to the NEOs (other than Mr. Smith, our Chief Financial Officer) listed in the Summary Compensation Table below. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs, among other requirements, are approved by stockholders, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). For 2007, all of the members of the Compensation Committee qualified as “outside directors.” Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Wabash National Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (including through incorporation by reference to this Proxy Statement).

COMPENSATION COMMITTEE

David C. Burdakin
Martin C. Jischke
J.D. (Jim) Kelly
Stephanie K. Kushner
Larry J. Magee
Scott K. Sorensen
Ronald L. Stewart

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors in 2007 consisted of Dr. Jischke, Ms. Kushner, and Messrs. Burdakin, Kelly, Magee, Sorensen and Stewart. None of these individuals is currently, or has ever been, an officer or employee of Wabash or any of our subsidiaries. In addition, during 2007, none of our executive officers served as a member of a board of directors or on the compensation committee of any other entity that had an executive officer serving on our Board of Directors or on our Compensation Committee.

Summary Compensation Table
for the Year Ended December 31, 2007

The following table summarizes the compensation of the NEOs for the year ended December 31, 2007 and for the year ended December 31, 2006. The NEOs are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers in 2007 as determined by taking the total compensation calculated pursuant to the table below.

			Non-Equity
			Incentive Plan	Stock	Option	All Other
		Salary	Compensation (1)	Awards (2)	Awards (2)	Compensation (3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

RICHARD J. GIROMINI	2007	620,000	-	233,233	226,946	56,985	1,137,164
President, Chief Executive Officer (4)	2006	451,000	-	138,972	103,817	46,756	740,545

ROBERT J. SMITH	2007	300,000	36,000	87,874	101,300	27,210	552,384
Senior Vice President — Chief Financial Officer	2006	292,615	-	74,637	68,970	24,333	460,555

RODNEY P. EHRLICH	2007	293,668	30,000	86,339	77,990	26,224	514,221
Senior Vice President — Chief Technology Officer	2006	285,057	-	72,386	52,095	23,843	433,381

BRUCE N. EWALD	2007	264,217	30,000	91,344	75,493	22,059	483,113
Senior Vice President — Sales and Marketing	2006	253,270	-	181,200	56,512	74,353	565,335

TIMOTHY J. MONAHAN	2007	251,231	30,000	87,089	81,907	22,959	473,186
Senior Vice President — Human Resources

(1)	Amounts reflected in this column reflect the personal components of the Short-Term Incentive Plan paid to qualifying NEOs. For additional information on our Short-Term Incentive Plan structure in 2007, see the Compensation Discussion and Analysis and the Grants of Plan-Based Awards Table below.

(2)	Amounts represent the compensation expense recognized by the Company for each NEO during 2007, as computed in accordance with FAS 123(R), other than disregarding estimates based on service-based vesting conditions. See Note 9 to the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

(3)	Amounts in this column consist of: (i) payments with respect to our 401(k) Plan; (ii) matching contributions under our Non-Qualified Deferred Compensation Plan (NQP); (iii) payments with respect to term life insurance for the benefit of the respective officer; (iv) payments with respect to the Executive Life Insurance Plan; (v) for Mr. Ewald, in 2006, reimbursement of relocation expenses, including a related tax gross-up, and tax accounting services; and (vi) miscellaneous compensation or perquisites. These amounts for 2007 include:

		Executive Life
	NQP Match	Insurance Plan
Name	($)	($)

Richard J. Giromini	25,431	20,602 (a)
Robert J. Smith	13,828	-
Rodney P. Ehrlich	12,947	-
Bruce N. Ewald	10,569	-
Timothy J. Monahan	10,403	-

(a)	Mr. Giromini is provided with a stipend to pay for a universal life insurance policy. The premium paid was $12,167 with a tax gross up of $8,435.

(4)	As of January 1, 2007, Mr. Giromini was elevated to the position of President, Chief Executive Officer. Previously, he held the position of President, Chief Operating Officer.

Grants of Plan-Based Awards
for the Year Ended December 31, 2007

					All Other	All Other
					Stock	Option		Grant
		Estimated Possible Payouts			Awards:	Awards:	Exercise or	Date Fair
		Under Non-Equity Incentive			Number of	Number of	Base	Value of
		Plan Awards (2)			Shares of	Securities	Price of	Stock and
		Threshold	Target	Maximum	Stock or	Underlying	Option	Option
		($)	($)	($)	Units (3)	Options (4)	Awards	Awards (5)
Name	Grant Date (1)	(50)%	(100)%	(200%)	(#)	(#)	($/Sh)	($)

Richard J. Giromini	5/24/2007	248,000	496,000	992,000	-	-	-	-
	5/24/2007	-	-	-	40,000	-	-	567,600
	5/24/2007	-	-	-	-	90,000	14.19	631,800

Robert J. Smith	5/24/2007	75,000	150,000	300,000	-	-	-	-
	5/24/2007	-	-	-	8,000	-	-	113,520
	5/24/2007	-	-	-	-	20,000	14.19	140,400

Rodney P. Ehrlich	5/24/2007	66,375	132,760	265,500	-	-	-	-
	5/24/2007	-	-	-	8,000	-	-	113,520
	5/24/2007	-	-	-	-	18,000	14.19	126,360

Bruce N. Ewald	5/24/2007	59,850	119,700	239,400	-	-	-	-
	5/24/2007	-	-	-	12,000	-	-	170,280
	5/24/2007	-	-	-	-	27,000	14.19	189,540

Timothy J. Monahan	5/24/2007	56,925	113,850	227,700	-	-	-	-
	5/24/2007	-	-	-	12,000	-	-	170,280
	5/24/2007	-	-	-	-	27,000	14.19	189,540

(1)	As discussed under “Equity Grant Practices” in the Compensation Discussion and Analysis above, the grant date of equity awards is set by our Board of Directors and is a date that is on or after the Board of Directors or Compensation Committee action approving or ratifying the award.

(2)	These columns show the range of cash payouts targeted for 2007 performance under our Short-Term Incentive Plan as described in the section titled “Short Term Incentive Plan” in the Compensation Discussion and Analysis. In 2007, the threshold set for the financial targets was not met, so no payments listed in this section were paid. Consistent with the discussion in the Compensation Discussion and Analysis section, and as shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column, NEOs were awarded for personal performance only in 2007. For a discussion of the performance metrics applicable to these awards, see the above-referenced section of the Compensation Discussion and Analysis.

(3)	Amounts represent restricted stock awards granted pursuant to the Wabash National Corporation 2007 Omnibus Incentive Plan that vest in full on the three-year anniversary of the date of grant. The recipient is entitled to receive dividends on the unvested restricted stock when paid at the same rate as the holders of our Common Stock.

(4)	Amounts represent stock option awards granted pursuant to the Wabash National Corporation 2007 Omnibus Incentive Plan and vest in three equal installments over the first three anniversaries of the date of grant. Dividends are not paid or accrued on the stock option awards.

(5)	The amounts shown in this column represent the full grant date fair market value of stock and option awards granted in 2007, as determined pursuant to FAS 123(R).

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For Mr. Giromini, the amounts disclosed in the tables above are in part a result of the terms of his employment agreement. We have no other employment agreements with our NEOs.

Mr. Giromini’s Employment Agreement.  Effective January 1, 2007, the Board appointed Mr. Giromini, to serve as Chief Executive Officer and his employment agreement was amended. Below is a description of Mr. Giromini’s employment agreements in effect since 2002.

In June 2002, we entered into an employment agreement with Mr. Giromini to serve as Chief Operating Officer effective July 15, 2002 through July 15, 2003. The term of Mr. Giromini’s employment automatically renewed for successive one-year periods unless and until either party provided written notice, not less than 60 days prior to the end of the then current term, of their intent not to renew the agreement. Mr. Giromini’s initial base salary was $325,000 per year, subject to annual adjustments.

On January 1, 2007, in connection with Mr. Giromini becoming our Chief Executive Officer, we entered into an amendment to his employment agreement to provide that Mr. Giromini’s title and duties will be that of the President and Chief Executive Officer. The amendment provides that Mr. Giromini will receive an annual base salary of $620,000 and is eligible for an annual incentive bonus targeted at 80% of his base salary, and which may range from 0% to 160% of base salary. In addition, Mr. Giromini is entitled to payment of an additional sum to enable Mr. Giromini to participate in an executive life insurance program.

A description of the termination provisions, whether or not following a change-in-control, and a quantification of benefits that would be received by Mr. Giromini can be found under the heading “Potential Payments upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End
December 31, 2007

	Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan Awards:
			Equity						Incentive	Market
			Incentive						Plan Awards:	or Payout
			Plan Awards:					Market	Number of	Value of
	Number of	Number of	Number			Number of		Value of	Unearned	Unearned
	Securities	Securities	of Securities			Shares or		Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of		Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	Exercisable	Unexercisable (1)	Options	Price	Expiration	Vested		Vested (8)	Vested (9)	Vested (8)
Name	(#)	(#)	(#)	($)	Date	(#)		($)	(#)	($)

Richard J. Giromini	-	-	-	-	-	3,996	(2)	30,279	-	-
	-	-	-	-	-	9,460	(3)	72,747	-	-
	-	-	-	-	-	6,140	(4)	47,217	-	-
	-	-	-	-	-	40,000	(5)	307,600	-	-
	-	-	-	-	-	-		-	3,175	24,416
	65,000	-	-	8.65	7/15/2012	-		-	-	-
	35,000	-	-	9.03	1/17/2013	-		-	-	-
	9,900	-	-	23.90	5/20/2014	-		-	-	-
	6,373	3,187	-	26.93	3/7/2015	-		-	-	-
	8,237	16,473	-	16.81	5/18/2016	-		-	-	-
	-	90,000	-	14.19	5/24/2017	-		-	-	-
Robert J. Smith	-	-	-	-	-	1,665	(2)	12,804	-	-
	-	-	-	-	-	4,650	(3)	35,759	-	-
	-	-	-	-	-	4,080	(4)	31,375	-	-
	-	-	-	-	-	8,000	(5)	61,520	-	-
	-	-	-	-	-	-		-	2,110	16,226
	3,600	-	-	23.90	5/20/2014	-		-	-	-
	5,000	-	-	24.65	10/20/2014	-		-	-	-
	3,133	1,567	-	26.93	3/7/2015	-		-	-	-
	5,480	10,960	-	16.81	5/18/2016	-		-	-	-
	-	20,000	-	14.19	5/24/2017	-		-	-	-
Rodney P. Ehrlich	-	-	-	-	-	1,998	(2)	15,365	-	-
	-	-	-	-	-	5,130	(3)	39,450	-	-
	-	-	-	-	-	3,120	(4)	23,993	-	-
	-	-	-	-	-	8,000	(5)	61,520	-	-
	-	-	-	-	-	-		-	1,613	12,404
	4,000	-	-	21.56	9/17/2009	-		-	-	-
	20,000	-	-	9.03	1/17/2013	-		-	-	-
	4,800	-	-	23.90	5/20/2014	-		-	-	-
	3,453	1,727	-	26.93	3/7/2015	-		-	-	-
	4,184	8,366	-	16.81	5/18/2016	-		-	-	-
	-	18,000	-	14.19	5/24/2017	-		-	-	-
Bruce N. Ewald	-	-	-	-	-	2,770	(6)	21,301	-	-
	-	-	-	-	-	12,000	(7)	92,280	-	-
	-	-	-	-	-	-		-	1,433	11,020
	10,000	-	-	25.41	3/21/2015	-		-	-	-
	3,717	7,433	-	16.81	5/18/2016	-		-	-	-
	-	27,000	-	14.19	5/24/2017	-		-	-	-
Timothy J. Monahan	-	-	-	-	-	1,732	(2)	13,319	-	-
	-	-	-	-	-	4,250	(3)	32,683	-	-
	-	-	-	-	-	2,630	(4)	20,225	-	-
	-	-	-	-	-	12,000	(5)	92,280	-	-
	-	-	-	-	-	-		-	1,360	10,458
	10,000	-	-	20.15	10/27/2013	-		-	-	-
	4,200	-	-	23.90	5/20/2014	-		-	-	-
	2,860	1,430	-	26.93	3/7/2015	-		-	-	-
	3,530	7,060	-	16.81	5/18/2016	-		-	-	-
	-	27,000	-	14.19	5/24/2017	-		-	-	-

(1)	The vesting date of each service-based option award that is not otherwise fully vested is listed in the table below by expiration date:

Expiration Date	Vesting Schedule and Date

3/07/2015	March 7, 2008
5/18/2016	Two equal installments on May 18, 2008 and 2009
5/24/2017	Three equal installments on May 24, 2008, 2009 and 2010

With regard to Messrs. Giromini, Smith, Ehrlich and Monahan, stock options are subject to accelerated vesting as they are retirement eligible in accordance with the Company’s Retirement Benefit Plan and the 2007 Omnibus Incentive Plan. Their options will vest on January 1 in the year the options would otherwise vest, and the vesting dates above represent when they may be exercised.

(2)	Have and will vest in two installments on January 1, 2008 and 2009, as retirement eligible in accordance with the Retirement Benefit Plan and the 2007 Omnibus Incentive Plan.

(3)	Have and will vest in three installments on January 1, 2008, 2009 and 2010, as retirement eligible in accordance with the Retirement Benefit Plan and the 2007 Omnibus Incentive Plan.

(4)	Vest on a pro-rata basis over the three-year vesting period until May 18, 2009 as retirement eligible in accordance with the Retirement Benefit Plan and the 2007 Omnibus Incentive Plan.

(5)	Vest on a pro-rata basis over the three-year vesting period until May 24, 2010 as retirement eligible in accordance with the Retirement Benefit Plan and the 2007 Omnibus Incentive Plan.

(6)	Vest on May 18, 2009.

(7)	Vest on May 24, 2010.

(8)	Calculated by multiplying the closing price of our Common Stock on December 31, 2007, or $7.69, by the number of shares or units, as applicable.

(9)	The performance share units vest based on the achievement of financial targets over the course of a three-year performance cycle. For awards made in 2006, covering the period from 2006 through 2008, 50% of the award is based on our achievement of a targeted return on invested capital and 50% of the award is based on our achievement of a targeted gross profit margin. The number of shares to be issued decreases or increases based on whether and by how much targets are achieved. Units vest on May 18, 2009.

The following table sets forth information concerning the exercise of options and the vesting of stock awards during 2007 by each of the NEOs:

Option Exercises and Stock Vested

	Option Awards		Stock Awards (1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Richard J. Giromini	-	-	1,385	28,537
Robert J. Smith	-	-	835	11,890
Rodney P. Ehrlich	-	-	1,002	14,268
Bruce N. Ewald	-	-	8,492	193,500
Timothy J. Monahan	-	-	629	12,360

(1)	Value based on closing stock price on date of vesting.

Eligible highly-compensated employees, including the NEOs, may defer receipt of all or part of their cash compensation (base salary and annual incentive compensation) under the non-qualified deferred compensation plan. Amounts deferred under this program are invested among the investment funds listed in the Service Agreement for the program from time to time pursuant to the participant’s direction and participants become entitled to the returns on those investments. Prior to 2008, participants could elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, but could not make withdrawals during their employment, except in the event of hardship as approved by the Company. A new plan, effective January 1, 2008, allows limited in-service distributions. The deferred compensation plan is unfunded and subject to forfeiture in the event of bankruptcy.

The following table sets forth information concerning NEOs’ contributions and earnings with respect to the Company’s non-qualified deferred compensation plan:

Non-Qualified Deferred Compensation

	Executive	Registrant		Aggregate
	Contribution in	Contributions in	Aggregate Earnings	Withdrawals /	Aggregate Balance
	last FY (1)	last FY (2)	in last FY	Contributions	at Last FYE (3)
Name	($)	($)	($)	($)	($)

Richard J. Giromini	31,000	25,431	25,526	-	354,651
Robert J. Smith	24,000	12,388	12,807	-	128,245
Rodney P. Ehrlich	29,367	11,747	11,694	-	183,757
Bruce N. Ewald	13,211	10,569	2,004	-	38,526
Timothy J. Monahan	12,561	10,403	14,014	-	204,315

(1)	Amounts reflected in this column represent a portion of each NEO’s salary deferred in 2007. These amounts are also included in the salary column in the Summary Compensation Table above.

(2)	The amounts in this column are also included in the Summary Compensation Table above in the All Other Compensation column as the NQP match on regular earnings for 2007.

(3)	The following represents the extent to which the amounts reported in the aggregate balance column were previously reported as compensation to our NEOs in our Summary Compensation Table in 2006 and 2007:

	2007	2006
Name	($)	($)

Richard J. Giromini	56,431	40,590
Robert J. Smith	36,388	26,336
Rodney P. Ehrlich	41,114	68,413
Bruce N. Ewald	23,780	-
Timothy J. Monahan	22,965	21,576

Potential Payments on Termination or Change-in-Control

The section below describes the payments that may be made to NEOs in connection with a change-in-control or pursuant to certain termination events.

Executive Severance Plan.  In the absence of an employment agreement that provides for superior benefits, our Executive Severance Plan provides severance benefits to our officers, including our NEOs, in the event we terminate their employment without cause. Under this plan, our NEOs are eligible for a severance payment, on a bi-weekly basis, equal to the NEO’s base salary for a period of one month or, if the executive executes a general release, for a period of up to 18 months. In addition to the severance payment, the executive is entitled to receive a lump sum amount equal to his or her COBRA healthcare premiums for the duration of the severance period.

Change-in-Control.  We provide severance pay and benefits in connection with a “change-in-control” and Qualifying Termination, as defined below, to some of our executives, including all of the NEOs, in accordance with the terms of a change-in-control policy that we adopted in December 2005. Benefits under the policy are payable in the event of a termination within twelve months after a change-in-control that is either by Wabash without “cause” or by the executive for “good reason” (a “Qualifying Termination”). In the case of Mr. Giromini, he will not receive payments under our change-in-control policy if he is entitled to greater benefits under the terms of his employment agreement, as described below. An executive must execute a release in favor of the Company to receive benefits under the policy.

In the case of Mr. Giromini, the benefits under the policy upon a Qualifying Termination are a severance payment of two times base salary plus two times his target bonus for the year in which the Qualifying Termination occurs. In addition, a payment will be made for a pro-rata portion of his target bonus for the current year, and health benefits will be continued for two years (or until comparable coverage is obtained by him).

In the case of our NEOs, other than Mr. Giromini, the benefits under the policy upon a Qualifying Termination are a severance payment of one and one-half times base salary plus one and one-half times the executive’s target bonus for the year in which the Qualifying Termination occurs. In addition, a payment will be made for a pro-rata portion of the executive’s target bonus for the current year, and health benefits will be continued for one and one-half years (or until comparable coverage is obtained by the executive).

Mr. Giromini’s Agreement.  Mr. Giromini’s employment agreement has certain provisions that provide for payments to him in the event of the termination of his employment or in the event of a termination of his employment in connection with a change-in-control.

•	Termination for cause or without good reason — In the event that Mr. Giromini’s employment is terminated for “cause” or without “good reason” (each as defined below), we will pay the compensation and benefits otherwise payable to him through the termination date of his employment. However, Mr. Giromini shall not be entitled to any bonus payment for the fiscal year in which he is terminated without cause.

•	Termination by reason of death or disability — If Mr. Giromini’s employment is terminated by reason of death or disability, we are required to pay to him or his estate, as the case may be, the compensation and benefits otherwise payable to him through his date of termination, and a pro-rated bonus payment for the portion of the year served. In addition, Mr. Giromini, or his estate, will maintain all of his rights in connection with his vested options.

•	Termination without cause or for good reason — In the event that we terminate Mr. Giromini’s employment without “cause,” or he terminates employment for “good reason,” we are required to pay to him his then current base salary for a period of two years. During such two-year period, or until Mr. Giromini is eligible to receive benefits from another employer, whichever is longer, the Company will provide for his participation in a health plan and such benefits will be in addition to any other benefits due to him under any other health plan. In addition, Mr. Giromini will maintain his rights in connection with his vested options. Furthermore, if Mr. Giromini’s termination occurs at our election without cause, he is entitled to receive a pro-rata portion of his bonus for the year in which he is terminated.

•	Termination without cause or for good reason in connection with a change-in-control — In the event that we terminate Mr. Giromini’s employment without “cause,” or he terminates employment for “good reason,” within 180 days of a “change of control” (as defined below) we are required to pay to him a sum equal to three times his then base salary plus his target bonus for that fiscal year. We are also required to pay to him the compensation and benefits otherwise payable to him through the last day of his employment. In addition, any unvested stock options or restricted stock held by Mr. Giromini shall immediately and fully vest upon his termination. Furthermore, at our election, we are required to either continue Mr. Giromini’s benefits for a period of three years following his termination or pay him a lump sum payment equal to three years’ premiums (at the rate and coverage level applicable at termination) under our health and dental insurance policy plus three years’ premiums under our life insurance policy. Any change of control payment that becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax, including any additional excise tax, interest or penalties imposed on the restorative payment, requires that we make an additional restorative payment to Mr. Giromini that will fund the payment of such taxes, interest and penalties.

The payments and benefits payable to Mr. Giromini described above are contingent upon his execution of a negotiated general release of all claims. Mr. Giromini has agreed not to compete with us during the term of his agreement and for a period of two years after termination for any reason.

As provided for under the Company’s change-in-control policy and his employment agreement, Mr. Giromini, upon a change-in-control, is entitled to receive benefits under either the change-in-control policy or his employment agreement, but not both.

For purposes of Mr. Giromini’s employment agreement, the following definitions apply:

•	“Change of Control” means:

•	Any person becomes the beneficial owner of 50% or more of the combined voting power of our outstanding Common Stock;

•	During any two-year period, individuals who at the beginning of such period constitute the Board of Directors, including any new director whose election resulted from a vacancy on the Board of Directors caused by the mandatory retirement, death, or disability of a director and was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the Board of Directors;

•	We consummate a merger or consolidation with or into another company, the result of which is that our stockholders at the time of the execution of the agreement to merge or consolidate own less than 80% of the total equity of the company surviving or resulting from the merger or consolidation, or of a company owning 100% of the total equity of such surviving or resulting company;

•	The sale in one or a series of transactions of all or substantially all of our assets;

•	Any person has commenced a tender or exchange offer, or entered into an agreement or received an option to acquire beneficial ownership of 50% or more of our common stock, unless the Board of Directors has made a reasonable determination that such action does not constitute and will not constitute a change of control; or

•	There is a change of control of a nature that would generally be required to be reported under the requirements of the Securities and Exchange Commission, other than in circumstances specifically covered above.

•	“Good Reason” means:

•	A material diminishment of Mr. Giromini’s position, duties, or responsibilities;

•	The assignment by us to him of substantial additional duties or responsibilities that are inconsistent with the duties or responsibilities then being carried out by him and which are not duties of an executive nature;

•	A material breach of the employment agreement by us, and our failure to cure such breach within 20 business days of written notice specifying the breach;

•	Material fraud on our part; or

•	Discontinuance of the active operation of our business, or our insolvency, or the filing by or against us of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

Payment and Benefit Estimates

The table below was prepared to reflect the estimated payments that would have been made pursuant to the policies and agreements described above. Except as otherwise noted, the estimated payments were calculated as though the applicable triggering event occurred and the NEO’s employment was terminated on December 31, 2007, using the share price of $7.69 of our Common Stock as of December 31, 2007.

						Parachute
	Aggregate	Accelerated Vesting of Equity Value			Welfare	Tax
	Severance	Performance	Restricted	Stock	Benefits	Gross-up
	Pay	Shares	Stock	Options	Continuation	Payment	Total
Executive	($)	($)	($)	($)	($)	($)	($)

Richard J. Giromini
Termination without cause or by executive for good reason	2,232,000	-	-	-	116,373	-	2,348,373
Termination following a change-in-control	2,356,000	97,663	418,636	-	174,559	845,182	3,892,040

Robert J. Smith
Termination without cause or by executive for good reason	450,000	-	-	-	18,383	-	468,383
Termination following a change-in-control	675,000	64,904	123,117	-	18,383	-	881,404

Rodney P. Ehrlich
Termination without cause or by executive for good reason	442,500	-	-	-	12,972	-	455,472
Termination following a change-in-control	442,500	49,600	119,472	-	12,972	-	624,544

Bruce N. Ewald
Termination without cause or by executive for good reason	399,000	-	-	-	18,252	-	417,252
Termination following a change-in-control	578,550	44,064	113,581	-	18,252	-	754,447

Timothy J. Monahan
Termination without cause or by executive for good reason	379,500	-	-	-	18,252	-	397,752
Termination following a change-in-control	550,275	41,834	140,935	-	18,252	-	751,296

General Assumptions.

•	The amounts shown do not include distributions of plan balances under the Wabash National Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation table.

•	No payments or benefits are payable or due upon a voluntary termination or termination for cause, other than amounts already earned.

•	Bonus amounts payable are at the target level.

Equity-based Assumptions.

•	All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon the triggering event.

•	Performance-based restricted stock shares treated as earned at the target level.

•	For all NEOs, all unexercisable options accelerate and become exercisable upon termination following a change of control event; however, as of December 31, 2007, all such unexercisable shares of the NEOs had no value upon their becoming exercisable on such date.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Ernst & Young LLP the independent registered public accounting firm for the Company for the year ending December 31, 2008. Ernst & Young acted as our independent auditors for the year ended December 31, 2007. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions. The Audit Committee is responsible for hiring, compensating and overseeing the independent registered public accounting firm, and reserves the right to exercise that responsibility at any time. If the appointment of Ernst & Young is not ratified by the stockholders, the Audit Committee is not obligated to appoint other registered public accounting firm, but the Audit Committee will give consideration to such unfavorable vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The fees billed by Ernst & Young for professional services provided to us for the years ended December 31, 2007 and December 31, 2006 were as follows:

FEE CATEGORY	2007	2006
($ in thousands)

Audit Fees	$1,477	$1,958
Audit-Related Fees	177	79
Tax Fees	–	40
All Other Fees	1	150

Total Fees	$1,655	$2,227

Audit Fees.  Consist of fees billed for professional services rendered for the audit of our consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports and services provided by Ernst & Young in connection with our securities offerings and registration statements.

Audit-Related Fees.  Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2006 and 2007, these services included audits of benefit plans, audits, accounting consultation and other audit-related services.

Tax Fees.  Consist of fees billed for professional services for tax compliance, tax advice and tax planning. In 2006, these services include assistance related to state tax filing and incentives reviews of corporation tax filings, consulting or net operating loss treatments, and review of tax audits.

All Other Fees.  Consists of fees for services provided by Ernst & Young that are not included in the service categories reported above,

In 2007, all Ernst & Young fees were pre-approved by the Audit Committee pursuant to the policy described below. After consideration, the Audit Committee has concluded that the provision of non-audit services by Ernst & Young to Wabash is compatible with maintaining the independence of Ernst & Young.

Pre-Approval Policy for Audit and Non-Audit Fees

The Audit Committee has sole authority and responsibility to select, evaluate, and if necessary replace the independent auditor. The Audit Committee has sole authority to approve all audit engagement fees and terms, and the Committee, or a member of the Committee, must pre-approve any non-audit service provided to the Company by the Company’s independent auditor. The Committee reviews the status of each engagement at its regularly scheduled meetings. In 2007, the Committee pre-approved all services provided by the independent auditor. The independent auditor provides an engagement letter in advance of the meeting of the Audit Committee that occurs in connection with our annual meeting of stockholders, outlining the scope of the audit and related audit fees.

Audit Committee Report

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

The Audit Committee of the Board of Directors in 2007 consisted of Ms. Kushner, Dr. Jischke, and Messrs. Magee and Sorensen. The Committee’s responsibilities are described in a written charter adopted by the Board of Directors in February 2003. The charter is available on our website at www.wabashnational.com or by writing to us at Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2007;

•	Discussed with Ernst & Young, our independent auditors for 2007, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

•	Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors their independence.

On the basis of these reviews and discussions, the Audit Committee recommended that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

AUDIT COMMITTEE

Stephanie K. Kushner
Martin C. Jischke
Larry J. Magee
Scott K. Sorensen

General Matters

Availability of Certain Documents

A copy of our 2007 Annual Report on Form 10-K is enclosed with the mailing of this Proxy Statement. You also may obtain additional copies without charge and without the exhibits by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903. These documents also are available through our website at www.wabashnational.com.

The charters for our Audit, Compensation and Nominating and Corporate Governance Committees, as well as our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, are available on the Investors page of the Company Info section of our website at www.wabashnational.com and are available in print without charge by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

Stockholder Proposals and Nominations

Stockholder Proposals for Inclusion in 2009 Proxy Statement.  To be eligible for inclusion in the proxy statement for our 2009 annual meeting, stockholder proposals must be received by the Company’s Corporate Secretary no later than the close of business on December 29, 2008. Proposals should be sent to Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903 and follow the procedures required by Rule 14a-8 of the Securities Exchange Act of 1934.

Stockholder Director Nominations and other Stockholder Proposals for Presentation at the 2009 Annual Meeting.  Under our Bylaws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in our proxy statement must be delivered to the Company’s Corporate Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2009 annual meeting of stockholders must deliver a written notice (containing the information specified in our Bylaws regarding the stockholder, the nominee and the proposed action, as appropriate) to the Company’s Corporate Secretary between January 15, 2009 and February 14, 2009. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote. A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our Bylaws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present at the Annual Meeting any matters other than those described in this Proxy Statement and does not know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by the stockholders, proxies in the enclosed form returned to Wabash will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

Lawrence M. Cuculic
Senior Vice President General Counsel
and Corporate Secretary

April 15, 2008

WABASH NATIONAL CORPORATION
The Board of Directors recommends a vote “FOR” the nominees in Proposal 1 and “FOR” Proposal 2.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

Proposal 1. To elect eight members of the Board of Directors.

Nominees:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Richard J. Giromini	☐	☐	☐	05 Stephanie K. Kushner	☐	☐	☐

02 William P. Greubel	☐	☐	☐	06 Larry J. Magee	☐	☐	☐

03 Martin C. Jischke	☐	☐	☐	07 Scott K. Sorensen	☐	☐	☐

04 J.D. (Jim) Kelly	☐	☐	☐	08 Ronald L. Stewart	☐	☐	☐

Proposal 2.	To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The proxies are authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Signature                                               Date                      , 2008
     Signature                                                 Date                      , 2008

Please sign exactly as name appears in address. When signing as attorney, executor, administrator, trustee, or guardian, please give your title as such. If joint account, please provide both signatures.

Ù FOLD AND DETACH HERE Ù
YOUR VOTE IS IMPORTANT.
PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY FORM
PROMPTLY USING THE ENCLOSED ENVELOPE.

PROXY	PROXY
WABASH NATIONAL CORPORATION
Annual Meeting of Stockholders to be held on May 15, 2008
Proxy solicited on behalf of the Board of Directors.
     The undersigned hereby appoints Martin C. Jischke and Ronald L. Stewart, or each of them, as the proxies of the undersigned, to vote all shares of Common Stock of Wabash National Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Holiday Inn Select City Centre located at 515 South Street, Lafayette, Indiana 47901 on Thursday, May 15, 2008, at 10:00 a.m. local time, or any adjournment thereof.
     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted “FOR” the nominees in Proposal 1 and “FOR” Proposal 2.
(Continued and to be signed on the reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù